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Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WYNN RESORTS, LIMITED

        WYNN RESORTS, LIMITED (the "Corporation"), a corporation organized under the laws of the State of Nevada, by its Chief Executive Officer does hereby certify that:

        1.    Pursuant to the provisions of Sections 78.390 and 78.403 of Nevada Revised Statutes ("NRS") the Corporation hereby amends and restates its articles of incorporation as follows:

        2.    The amendment and restatement of the Articles of Incorporation as set forth below was adopted by the Corporation's board of directors by the unanimous written consent as of September 16, 2002 in accordance with the provisions of NRS 78.315 and NRS 78.390.

        3.    The amendment and restatement of the Articles of Incorporation as set forth below was approved by the written consent of the sole stockholder on September 16, 2002.

        4.    That the undersigned officer has been authorized and directed by the board of directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

ARTICLE I
NAME

        The name of the corporation is Wynn Resorts, Limited (the "Corporation").

ARTICLE II
CAPITAL STOCK

        Section 1.    Authorized Shares.    The aggregate number of shares which the Corporation shall have authority to issue is four hundred and forty million (440,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.01 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is four hundred million (400,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is forty million (40,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article II.

        Section 2.    Common Stock.

          (a)    Dividend Rate.    Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the NRS, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

          (b)    Voting Rights.    Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

          (c)    Liquidation Rights.    In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of

  Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          (d)    No Conversion, Redemption, or Preemptive Rights.    The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

          (e)    Consideration for Shares.    The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

        Section 3.    Preferred Stock.

          (a)    Designation.    The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation (in addition to any right of redemption pursuant to Article VII of these Articles) and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. The board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

          (b)    Certificate.    Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

        Section 4.    Non-Assessment of Stock.    The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE III
ACTION OF STOCKHOLDERS

        Prior to the completion of the initial public offering of the Corporation, the stockholders may take action by written consent in lieu of a meeting. After the completion of the initial public offering of the Corporation, the stockholders may not in any circumstance take action by written consent.

ARTICLE IV
DIRECTORS AND OFFICERS

        Section 1.    Number of Directors.    The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (1) individual and not more than thirteen (13) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

        Section 2.    Classified Board.    Upon the effectiveness of the Corporation's registration statement on Form S-1 with respect to its initial public offering of common stock, the directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, to be known as "Class I," "Class II" and "Class III." Directors of Class I shall hold office until the next annual meeting of stockholders after such effectiveness and until their successors are elected and qualified, directors of Class II shall hold office until the second annual meeting of stockholders after such effectiveness and until their successors are elected and qualified and directors of Class III shall hold office until the third annual meeting of stockholders after such effectiveness and until their successors are elected and qualified. At each annual meeting of stockholders following such effectiveness, successors to the directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each annual meeting. The number of directors in each class, which shall be such that as near as possible to one-third and at least one-fourth (or such other fraction as required by the NRS) in number are elected at each annual meeting, shall be established from time to time by resolution of the board of directors and shall be increased or decreased by resolution of the board of directors, as may be appropriate whenever the total number of directors is increased or decreased.

        Section 3.    Limitation of Liability.    The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

        Section 4.    Payment of Expenses.    In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder, including, but not limited to, in connection with such person being deemed an Unsuitable Person (as defined in Article VII hereof).

        Section 5.    Repeal And Conflicts.    Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control.

ARTICLE V
VOTING ON CERTAIN TRANSACTIONS

        Section 1.    Amendment of Articles.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to: (a) Article III, (b) Sections 1, 2, 3 and 4 of Article IV, or (c) this Article V without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of stock of the Corporation entitled to vote in the election of directors excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred, considered for the purposes of this section as one class.

        Section 2.    Additional Vote Required.    Any affirmative vote required by this Article V shall be in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, the Articles, the resolutions of the board of directors providing for the issuance of such class or series and any agreement between the Corporation and any securities exchange or over-the-counter market upon which the Corporation's shares are listed or designated for trading.

ARTICLE VI
COMBINATIONS WITH INTERESTED STOCKHOLDERS

        At such time, if any, as the Corporation becomes a "resident domestic corporation," as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statutes.

ARTICLE VII
COMPLIANCE WITH GAMING LAWS

        Section 1.    Definitions.    For purposes of this Article VII, the following terms shall have the meanings specified below:

          (a)  "Affiliate" shall mean a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purpose of this Section 1(a) of Article VII, "control," "controlled by" and "under common control with" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. "Affiliated Companies" shall mean those partnerships, corporations, limited liability companies, trusts or other entities that are Affiliates of the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

          (b)  "Gaming" or "Gaming Activities" shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise, including, without limitation, race books, sports pools, slot machines, gaming devices, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and associated equipment and supplies.

          (c)  "Gaming Authorities" shall mean all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction. "Gaming Jurisdiction" shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

          (d)  "Gaming Laws" shall mean all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder.

          (e)  "Gaming Licenses" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

          (f)    "Own," "Ownership," or "Control," (and derivatives thereof) shall mean (i) ownership of record, (ii) "beneficial ownership" as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission (as now or hereafter amended), or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement, contract, agency or other manner.

          (g)  "Person" shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

          (h)  "Redemption Date" shall mean the date specified in the Redemption Notice as the date on which the shares of the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation.

          (i)    "Redemption Notice" shall mean that notice of redemption given by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this Article VII. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares of the Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such shares shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

          (j)    "Redemption Price" shall mean the price to be paid by the Corporation for the Securities to be redeemed pursuant to this Article VII, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid, that amount determined by the board of directors to be the fair value of the Securities to be redeemed; provided, however, that the price per share represented by the Redemption Price shall in no event be in excess of the closing sales price per share of shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before the Redemption Notice is deemed given by the Corporation to the Unsuitable Person or an Affiliate of an Unsuitable Person or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the Nasdaq National Market or SmallCap Market or, if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the board of directors determines. Any promissory note shall contain such terms and conditions as the board of directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the Corporation or any Affiliate of the Corporation. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.

          (k)  "Securities" shall mean the capital stock of the Corporation.

          (l)    "Unsuitable Person" shall mean a Person who (i) is determined by a Gaming Authority to be unsuitable to Own or Control any Securities or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of any Gaming License, or (iii) in the sole discretion of the board of directors of the Corporation, is deemed likely to jeopardize the Corporation's or any Affiliated Company's application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License.

        Section 2.    Finding of Unsuitability.

          (a)  The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the board of directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the board of directors. If a Gaming Authority requires the Corporation, or the board of directors deems it necessary or advisable, to redeem any such Securities, the Corporation shall give a Redemption Notice to the Unsuitable Person or its Affiliate and shall purchase on the Redemption Date the number of shares of the Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such shares and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. Such Unsuitable Person or its Affiliate shall surrender the certificates representing any shares to be redeemed in accordance with the requirements of the Redemption Notice.

          (b)  Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the board of directors determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall not be entitled: (i) to receive any dividend or interest with regard to the Securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the shares of capital stock of the Corporation entitled to vote, or (iii) to receive any remuneration in any form from the Corporation or any Affiliated Company for services rendered or otherwise.

        Section 3.    Notices.    All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given at the time deposited in the United States mail. Written notice may also be given personally or by telegram, facsimile, telex or cable and such notice shall be deemed to be given at the time of receipt thereof, if given personally, or at the time of transmission thereof, if given by telegram, facsimile, telex or cable.

        Section 4.    Indemnification.    Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys' fees, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person's or Affiliate's continuing Ownership or Control of Securities, the neglect, refusal or other failure to comply with the provisions of this Article VII, or failure to promptly divest itself of any Securities when required by the Gaming Laws or this Article VII.

        Section 5.    Injunctive Relief.    The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article VII and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Securities of the Corporation, that the failure to comply with this Article VII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.

        Section 6.    Non-exclusivity of Rights.    The Corporation's rights of redemption provided in this Article VII shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the bylaws or otherwise.

        Section 7.    Further Actions.    Nothing contained in this Article VII shall limit the authority of the board of directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the Corporation or any of its Affiliated Companies. Without limiting the generality of the foregoing, the board of directors may conform any provisions of this Article VII to the extent necessary to make such provisions consistent with Gaming Laws. In addition, the board of directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article VII for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article VII. Such procedures and regulations shall be kept on file with the

Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection by the public and, upon request, mailed to any holder of Securities. The board of directors shall have exclusive authority and power to administer this Article VII and to exercise all rights and powers specifically granted to the board of directors or the Corporation, or as may be necessary or advisable in the administration of this Article VII. All such actions which are done or made by the board of directors in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, that the board of directors may delegate all or any portion of its duties and powers under this Article VII to a committee of the board of directors as it deems necessary or advisable.

        Section 8.    Severability.    If any provision of this Article VII or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceablilty shall not affect any other provision of this Article VII.

        Section 9.    Termination and Waivers.    Except as may be required by any applicable Gaming Law or Gaming Authority, the board of directors may waive any of the rights of the Corporation or any restrictions contained in this Article VII in any instance in which the board of directors determines that a waiver would be in the best interests of the Corporation. The board of directors may terminate any rights of the Corporation or restrictions set forth in this Article VII to the extent that the board of directors determines that any such termination is in the best interests of the Corporation. Except as may be required by a Gaming Authority, nothing in this Article VII shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

        IN WITNESS WHEREOF, Wynn Resorts, Limited has caused these second amended and restated articles of incorporation to be executed in its name by its Chief Executive Officer this 16 day of September, 2002.

/s/ STEPHEN A. WYNN Stephen A. Wynn

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SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF WYNN RESORTS, LIMITED